CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders James Maritime Holdings, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated October 24, 2023, relating to the financial statements of James Maritime Holdings, Inc. (the “Company”) included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

Tanner LLC (PCAOB 270)

Salt Lake City, Utah December 13, 2024

Tanner LLC | Key Bank Tower at City Creek | 36 S. State St., Suite 600, Salt Lake City, UT 84111-1400

Main 801.532.7444 | Fax 801.364.5331 | tannerco.com